UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 9, 2006

LIBERTY STAR GOLD CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-50071

(Commission File Number)

90-0175540

(IRS Employer Identification No.)

2766 N. Country Club Road, Tucson, Arizona 85716

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 520-731-8786

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 9, 2006, we entered into Standby Equity Distribution Agreement with Cornell Capital Partners whereby we may periodically sell to Cornell Capital Partners shares of our common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay to us 96% or a 4% discount of the lowest volume weighted average per share purchase price of our common stock on the OTCBB for the 5 days following our request for an advance. In addition, a 5% commitment fee plus $500 will be paid to Cornell Capital Partners on each advance.

The amount of each advance is subject to a maximum amount of $300,000 and we may not submit a request for an advance within five trading days of a prior advance. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. However, in the event that the price of our common stock decreases we will have to register additional shares of common stock to attain the maximum amount available under the Standby Equity Distribution Agreement. We have the right to reduce the amount of an advance by 20% for each day where sales of our stock by Cornell Capital Partners on that day would be less than 90% of the volume weighted average price of our stock on the day before the advance request.

Our ability to request advances is conditional upon us registering the shares of common stock with the Securities and Exchange Commission. In addition, we may not request cash advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. We are permitted to make draws on the Standby Equity Distribution Agreement only so long as Cornell Capital Partner’s beneficial ownership of shares of our common stock remains lower than 9.9%.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nevertheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming that we issued the number of shares of our common stock being registered in the registration statement we intend to file with the Securities and Exchange Commission at an assumed offering price of $1.00 per share, we would issue 10,000,000 shares of common stock to Cornell Capital Partners for net proceeds of $9,420,000 (assuming offering costs of $80,000). Assuming an offering price of $1.00 per share, we would be able to fully utilize the entire $10,000,000 available under the Standby Equity Distribution Agreement. If the average price for which we sold the shares under the Standby Equity Distribution Agreement is lower than $1.00 per share, then we will need to file another registration with the Securities and Exchange Commission to register additional shares of common stock to fully utilize the shares we are registering under the Standby Equity Distribution Agreement.

As our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement, otherwise we will experience a decrease in the amount of proceeds we may be able to receive under the Standby Equity Distribution Agreement.

We agreed to pay Cornell Capital Partners as a commitment fee the amount of $290,000, payable in common shares of our company to be issued at a deemed price equal to the closing price of our common shares as at the date of the Standby Equity Distribution Agreement. On March 8, 2006, we issued 256,637 shares to Cornell Capital Partners at a deemed price of $1.13.

We have agreed to grant Cornell Capital Partners “piggy-back” registration rights with respect to the 256,637 shares issued to them.

We also entered a Placement Agent Agreement with Newbridge Securities Corporation, pursuant to which Newbridge Securities Corporation will be engaged to act as our exclusive placement agent in connection with the Standby Equity Distribution Agreement. In consideration for services to be rendered to us under the Placement Agent Agreement, Newbridge Securities Corporation will be entitled to a fee of $10,000, payable in common shares in the capital of our company to be issued at a deemed price equal to the closing price of our common shares as at the date of the Placement Agent Agreement. On March 8, 2006, we issued 8,850 shares to Newbridge Securities Corporation at a deemed price of $1.13.

We also agreed to grant Newbridge Securities Corporation “piggy-back” registration rights with respect to the 8,850 shares issued to them.

We will use the net proceeds of the financing to further explore and develop our properties, possibly acquire additional mineral exploration properties and for working capital.

Safe Harbor Statement

Statements in this document which are not purely historical are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this release include or intention to sell shares of our common stock to Cornell and our intention to register that common stock, and that gross proceeds are up to $10,000,000. Factors which could adversely affect these forward looking statements such that they are prevented or delayed or materially different than presented include that we are not successful in registering the common stock intended to be sold to Cornell in which case we would sell no stock, or if our stock price was lower than $1.00 in which case we would not have registered enough stock to sell to Cornell so that we could receive the maximum amount of gross proceeds. Readers should also refer to the risk disclosures outlined in our annual report of Form 10-KSB filed with the SEC.

Item 3.02	Unregistered Sales of Equity Securities.

On March 8, 2006, we issued 256,637 shares of our common stock to Cornell Capital Partners and 8,850 shares of our common stock to Newbridge Securities Corporation. We relied on the exemptions from registration provided by Section 4(2) of the Securities Act of 1933 and upon Rule 506 of Regulation D of the Securities Act of 1933.

Item 9.01.	Financial Statements and Exhibits.
99.1	News Release dated March 10, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY STAR GOLD CORP.

/s/ James Briscoe

James Briscoe, President

Date: March 10, 2006